Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

S&T Bancorp, Inc. and subsidiaries:

We consent to the incorporation by reference in the registration statement Nos. 333-161444, 333-157297, 333-156555, and 333-113714 on Form S-3, No. 333-178424 on Form S-4, and Nos. 333-156541, 333-111557, 333-69403, and 333-48549 on Form S-8 of S&T Bancorp, Inc. and subsidiaries of our reports dated February 28, 2012, with respect to the consolidated balance sheets of S&T Bancorp, Inc. and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of income, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2011, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2011, which reports appear in the December 31, 2011 annual report on Form 10-K of S&T Bancorp, Inc. and subsidiaries.

/s/ KPMG LLP

Pittsburgh, Pennsylvania

February 28, 2012